Exhibit 99.1


            Team, Inc. Announces Move to NASDAQ Global Select Market


     ALVIN, Texas--(BUSINESS WIRE)--Dec. 14, 2006--Team, Inc., (AMEX:TMI), a leading provider of specialty industrial services, announced today that its application for listing of its common stock on the NASDAQ Global Select Market ("NASDAQ") has been approved. The Company expects to begin trading on the NASDAQ under the symbol "TISI" on or about December 28, 2006. The Company's common stock will continue trading on the American Stock Exchange under the symbol "TMI" until the move is complete.

     Philip J. Hawk, Chairman and CEO of Team, said, "We are proud to be moving to the NASDAQ Global Select Market, created for companies that meet the most stringent financial listing requirements. This is an exciting and significant event in the life of our Company. NASDAQ attracts growth companies from across all industry sectors, and we look forward to being a part of this exciting market. We are also delighted to be trading under the symbol 'TISI' which is the acronym of our operating company, Team Industrial Services, Inc."

     About Team, Inc.

     Headquartered in Alvin, Texas, Team, Inc. is a leading provider of specialty and construction services required in maintaining high temperature, high pressure piping systems and vessels utilized extensively in the refining, petrochemical, power, pipeline, and other heavy industries. Team's inspection services also serve a broader customer base that includes the aerospace and automotive industries. Team offers these services in over 70 customer service locations throughout the United States Canada, Aruba, Singapore Trinidad and Venezuela. The Company licenses its proprietary techniques and materials to various companies outside the United States and receives royalties based upon revenues earned by its licensees. Team, Inc. common stock is traded on the American Stock Exchange under the ticker symbol "TMI".

     Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs based on current information known to the Company and is subject to factors that could result in actual results differing materially from those anticipated in the forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates, and market conditions for the Company's customers, regulatory changes and legal proceedings, and the Company's successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved.


    CONTACT: Team, Inc., Alvin
             Ted W. Owen, 281-331-6154